Exhibit 10.1

OMNICELL, INC. 2010 QUARTERLY EXECUTIVE BONUS PLAN

(Effective beginning April 1, 2010)

OBJECTIVES:

1) Drive earnings predictability and revenue growth;

2) Drive execution of operating plan and strategic objectives; and

3) Motivate and inspire employees to contribute at peak performance levels.

ELIGIBILITY : Certain employees at the Director level and above (including Section 16 executive officers) who are employed full-time by Omnicell during an eligibility period (fiscal quarter) are eligible for the Executive Bonus Plan. If an individual is hired after the fifteenth day of the second month of the relevant quarter, or is no longer employed by Omnicell as of the last day of the relevant quarter, the employee is not eligible to participate in the Executive Bonus Plan for that quarter.

CORPORATE TARGET THRESHOLD: Before any Individual Incentive Targets are paid, the Corporate Target(s) must be fully achieved; however, achieving the Corporate Target(s) does not have a bonus value associated with it.

STRATEGIC GOALS: The Compensation Committee of the Board of Directors (the “Committee”), at its discretion, may set strategic incentive goals, applied to each participant or any subset thereof, and that may be utilized as a bonus influencer mechanism, reducing or increasing an individual’s actual cash bonus.

INDIVIDUAL INCENTIVE TARGET: The Incentive Target is stated as a percentage of quarterly base salary.  100% of the total Incentive Target is based on achievement of the quarterly Individual Targets.  It is anticipated that the Incentive Target levels will range from 25% to 200% of an individual’s quarterly salary depending on the seniority level of the participant, or in the case of the Section 16 executive officers, as set by the Committee.

PAYMENT SCHEDULE AND FORM : The Incentive Target is paid on a quarterly basis typically in the first payroll period after the Compensation Committee of the Board of Directors (the “Committee”) has determined that the Corporate Target(s) for a particular quarter were reached.  The Committee may determine at its discretion whether the Incentive Targets are paid in cash, equity or any combination thereof.

BONUS COMPONENTS:

Corporate Target Threshold: the Corporate Target(s) are one or more targets set at the discretion of the Committee on either a quarterly or annual basis that are intended to drive the Company towards desired outcomes regarding overall corporate performance and may include metrics, including but not limited to: profitability, sales success, expense controls, operating income/expense/margins, etc.  Fulfillment of the Corporate Target(s) requires 100% achievement of each of the targets set by the Committee for the relevant period.

Strategic Goals(s): the Strategic Goals(s) are one or more goals set at the discretion and determination of the Committee for either a specific quarter or on an annual basis that the Committee may utilize to enhance or drive desired performance to a particular strategic objective.

Individual Incentive Target: the Incentive Target is based on achievement of goals tied to the corporate operating plan and strategic objectives.  This target is achieved by meeting the quarterly individual objectives (MBOs) set by the individual’s manager, or in the case of Section 16 executive officers, as approved by the Committee.

DIRECTION AND ADMINISTRATION

• The CEO may adjust the percentage weightings within the Plan to redirect behavior based on changes in the economic environment, immediate needs of the Company, changes in long-term strategies and individual career growth and development throughout the fiscal year.

• Participation in the Plan is at the discretion of the Company’s management. The Company reserves the right to make changes to the Plan at any time. The Committee may alter the incentive payout based on achievement of publicly announced targets, product milestones, strategic goals, cross functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.